Exhibit 5.4

Our reference:	ACYL/LBL/SLKY/202617040	BY EMAIL
Your reference:	To be advised

17 June 2026

Agencia Comercial Spirits Ltd.

No. 65, Ln. 114, Xishi Rd., Xi’an Vil.,

Fengyuan Dist. Taichung City 42061, Taiwan (R.O.C.)

Dear Sirs

AGENCIA COMERCIAL SPIRITS LTD. – LEGAL OPINION

1.	We act as Singapore legal counsel to Agencia Comercial Spirits Ltd. (the “Company”) in connection with a proposed self-directed best efforts offering of up to 20,000,000 of the Company’s Class A Ordinary Shares on the Nasdaq Capital Market (the “Transaction”). We are qualified to practise law in Singapore and to advise on Singapore law, and accordingly are qualified to issue this legal opinion (“Opinion”).

2.	This Opinion is provided to the Company only, in connection with the Transaction and the Company’s registration statement on Form F-1, as may be amended from time to time (the “Registration Statement”) and to be initially filed with the Securities and Exchange Commission on 17 June 2026 under the United States Securities Act of 1933, as amended, relating to the Transaction.

3.	Based upon and subject to the matters set out in paragraphs 4 to 7, we are of the opinion that:

a.	the statements set forth in the Registration Statement under the captions “Our Company”, “Recent Developments”, “Risks Related to Our Business and Industry”, “Enforceability of Civil Liabilities” and “Singapore Taxation”, insofar as such statements constitute summaries of Singapore laws, fairly summarise the matters referred to therein as at 16 June 2026;

b.	AGCC Singapore Pte. Ltd. (“AGCC Singapore”) is duly incorporated and validly existing as a private company limited by shares under the laws of Singapore;

c.	AGCC Singapore has a sole registered member, AGCC Investment (Singapore) Co. Ltd., which holds the entire issued and paid-up share capital of AGCC Singapore;

d.	based on the Searches (as hereinafter defined), AGCC Singapore is not a party to any litigation proceedings in Singapore, or to any insolvency proceedings in Singapore for the winding up, dissolution, judicial management, administration or liquidation of AGCC Singapore or for the appointment of any liquidator, receiver or equivalent officers in respect of the assets of AGCC Singapore; and

AEI LEGAL LLC (UEN: 201806065C)

1 Phillip Street, #05-01 Royal One Phillip, Singapore 048692

e.	AGCC Singapore has executed the Computing Technology Services Agreement (as hereinafter defined) to which it is a party, and the execution and delivery of the Computing Technology Services Agreement by AGCC Singapore do not breach the provisions of the Constitution (as hereinafter defined) or the laws of Singapore.

4.	Unless otherwise stated herein, this Opinion is confined to the laws of Singapore of general application as at the date of this Opinion as applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We do not purport to be an expert on, generally familiar with, or qualified to express legal opinions based on, any laws other than Singapore law and accordingly we express no opinion with respect to the laws of any other jurisdiction. Insofar as any law other than the laws of Singapore may be relevant to this Opinion, we have taken no account of, and have made no investigation of, such law and have assumed that no such law would affect the opinion stated herein. Furthermore, there is no guarantee that any Singapore law will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect, and we undertake no responsibility to notify the Company of such change in Singapore law after the date of this Opinion.

5.	For the purposes of giving this Opinion, we have examined the originals, copies or translations of the documents as listed in Schedule 1 (“Documents”). In rendering this Opinion, we have with your consent and without any further enquiry assumed:

a.	the genuineness of all signatures, chops and seals, the authenticity and completeness of all Documents provided to us as originals and the conformity to the originals of all Documents provided to us as copies, and that any unsigned Documents supplied to us have been executed in the form supplied;

b.	the truthfulness, accuracy and completeness of all factual statements in the Documents and all other factual information provided to us by the Company and its representatives;

c.	each of the Documents provided to us remains in full force and effect up to the date hereof and has not been varied, amended, cancelled, or revoked;

d.	all parties to the Documents (and any other relevant arrangement) had all necessary legal capacity, power and authority and all necessary action was taken to enable the respective parties to enter into each Document in question and to perform their respective obligations under it in accordance with its terms, and all such parties other than AGCC Singapore are duly incorporated and validly existing under the laws of their respective countries of incorporation;

e.	none of the executed Documents is void, voidable or unenforceable for any reason, including (i) non est factum (i.e., circumstances in which one party executes an agreement believing it to be an essentially different agreement and that party was not careless in so doing); (ii) a corporate party taking an action which is ultra vires; (iii) a party to it having been induced to enter into it by duress, fraud or misrepresentation or on the basis of a mistake of fact or law; or (iv) a party to it having become bankrupt or insolvent. It is impossible to state whether there have been any extraneous circumstances affecting enforceability of any of the documents;

f.	all Documents are up-to-date, and constitute legal, valid, binding and enforceable obligations on the parties thereto under the laws (other than Singapore laws) by which they are expressed to be governed, and the laws (other than Singapore laws) which may be applicable to the execution, delivery, performance or enforcement of the Documents were complied with;

AEI LEGAL LLC (UEN: 201806065C)

1 Phillip Street, #05-01 Royal One Phillip, Singapore 048692

g.	the Searches and the Register of Members (as hereinafter defined) revealed all matters required by law to be notified to the relevant authorities, and that the information disclosed by the Searches is and remains accurate, complete and up-to-date in all respects and does not fail to disclose any information which had been submitted for filing or registration but was not disclosed or, as the case may be, did not appear in, the Searches. Please note that (i) any search of public registries conducted is at a fixed point of time and may not reveal information filed prior to that time but not entered on the register, or after that time; (ii) searches carried out in the Supreme Court and State Courts registries do not reflect proceedings brought in other courts or tribunals in Singapore including the Small Claims Tribunal, Employment Claims Tribunal and the Singapore International Commercial Court, or proceedings commenced by way of arbitration or mediation, or proceedings commenced outside Singapore; and (iii) searches carried out in the Supreme Court and State Courts registries are not always accurate in revealing whether or not a winding-up petition has been presented as notice of a winding-up order or resolution passed or a receiver or judicial manager appointed may not be filed immediately; and

h.	there are no other documents or information which are relevant to or may affect our opinion herein which have not been provided to us.

6.	No confirmation, information or clarification has been sought or received from the counterparties to the documents, agreements or arrangements reviewed nor from any other third party as to the status of such documents, agreements or arrangements or on the relationship between the parties to them or otherwise. No independent verification of the Documents has been conducted, except on the basis of the information publicly available from the Searches. No representation, warranty or undertaking is made as to the accuracy, reasonableness or completeness of or any omission of the information on which this Opinion is based. This Opinion is strictly limited to the matters stated in it and does not apply by implication to other matters, only covers matters considered by us from a legal perspective and does not purport to assess any matter from an accounting, taxation, financial, statistical, business, industry, audit, technological or other perspective.

7.	This Opinion is solely for the Company’s own benefit in relation to the Transaction and except with our prior written consent, is not to be transmitted, disclosed to, used or relied upon by any other person, or used or relied upon for any other purpose. This Opinion does not in any way whatsoever constitute a recommendation as to how any person should act, including in relation to the Transaction.

Yours faithfully

AEI LEGAL LLC

AEI LEGAL LLC (UEN: 201806065C)

1 Phillip Street, #05-01 Royal One Phillip, Singapore 048692

SCHEDULE 1

DOCUMENTS

(a)	Copy of the latest draft Registration Statement dated 16 June 2026;

(b)	Copy of the certificate confirming the incorporation of AGCC Singapore dated 11 May 2026;

(c)	Copy of the certificate of good standing of AGCC Singapore dated 16 June 2026;

(d)	Copy of the constitution of AGCC Singapore dated 7 May 2026 (the “Constitution”);

(e)	Copy of the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”) business profile of AGCC Singapore dated 16 June 2026;

(f)	Copy of the electronic register of members of AGCC Singapore kept and maintained by ACRA dated 16 June 2026 (“Register of Members”);

(g)	Copy of the share certificate issued by AGCC Singapore to AGCC Investment (Singapore) Co. Ltd. dated 11 May 2026;

(h)	Copy of the computing technology services agreement executed by AGCC Singapore on 12 May 2026, in relation to, inter alia, the provision of cloud computing services by AGCC Singapore to the other party to the agreement over a 60-month service period (the “Computing Technology Services Agreement”);

(i)	An Insolvency (including Judicial Management) Search on the public records of the Supreme Court of Singapore in respect of AGCC Singapore on 16 June 2026 for the years 2024, 2025 and 2026;

(j)	An Appeal Cases Search on the public records of the Supreme Court and the State Courts of Singapore in respect of AGCC Singapore on 16 June 2026 for the years 2024, 2025 and 2026;

(k)	A Civil Cases Search on the public records of the Supreme Court and the State Courts of Singapore in respect of AGCC Singapore on 16 June 2026 for the years 2024, 2025 and 2026; and

(l)	An Enforcement Search on the public records of the Supreme Court and the State Courts of Singapore in respect of AGCC Singapore on 16 June 2026 for the years 2024, 2025 and 2026, (items (i) to (l), collectively, the “Searches”).

AEI LEGAL LLC (UEN: 201806065C)

1 Phillip Street, #05-01 Royal One Phillip, Singapore 048692

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